Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES A PREFERRED STOCK

OF

HARBOR BIOSCIENCES, INC.

Pursuant to Sections 103 and 151 of the General Corporation Law of the State of Delaware

I, the undersigned, Robert Weber, Chief Financial Officer of Harbor BioSciences, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, do hereby make this Certificate of Designations and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended to date (the “Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Paragraph A of Article IV of the Certificate of Incorporation (which authorizes an aggregate of 10,000,000 shares of preferred stock, $0.01 par value (“Preferred Stock”)), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

A. Number and Designation. 2,000,000 shares of the Preferred Stock of the Corporation shall be designated as Series A Preferred Stock (the “Series A Preferred Stock”).

B. Rights, Preferences and Restrictions of Series A Preferred Stock.

1. The powers, preferences, rights, restrictions, and other matters relating to the Series A Preferred Stock, are as follows:

(a) Dividends.

(i) If and to the extent that the Corporation declares or pays dividends on the Common Stock, the Corporation shall declare and pay a participating dividend on each share of Series A Preferred Stock in an amount equal to the dividend that would have been payable to a holder of Series A Preferred Stock if their shares of Series A Preferred Stock had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividends and shall pay such dividends on a pari passu basis with the amounts paid to each share of Common Stock.

(ii) In the event that a dividend or other distribution provided for in this Section B.1 shall be payable in property other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors and in a manner consistent with such determination made with respect to a dividend or other distribution on the Common Stock.

(b) Liquidation Proceeds.

(i) In any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock and Series A Preferred Stock pro rata and on a pari passu basis provided that the holders of the Series A Preferred Stock will be deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

(ii) In the event of a liquidation, dissolution or winding-up of the Corporation, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors and in a manner consistent with such determination made with respect to a distribution of assets upon any liquidation, dissolution or winding-up of the Corporation to the holders of Common Stock.

(c) Voting Rights. Except as otherwise expressly provided in the Certificate of Incorporation, or as required by law, the shares of Series A Preferred stock outstanding together shall (A) be entitled to a number of votes equal to 38.28% of the total number of votes entitled to be cast by holders of Common Stock and Preferred Stock voting together, (B) be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as the holders of Common Stock, (C) vote together with the Common Stock as a single class, including with respect to election of directors, and (D) be entitled to receive the same prior notice of any stockholders’ meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation.

(d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), then, in each such case the holders of a share of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of that number of shares of Common Stock into which their shares of Series A Preferred Stock are then convertible.

(e) Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(i) Right To Convert.

(A) Conversion Ratio. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, only in connection with the exercise of its rights to contribute shares of Common Stock pursuant to Section 8.3 of that certain Stockholders’ Agreement dated July 28, 2011, as amended, and without the payment of any additional consideration by the holder thereof, after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price then in effect on the date the certificate is surrendered for conversion by the Conversion Price (as defined below) then in effect on the date the certificate is surrendered for conversion. The “Original Issue Price” per share of Series A Preferred Stock shall be $1.41. The “Conversion Price” per share of Series A Preferred Stock shall initially be $0.2014. The Conversion Price shall be subject to adjustment as hereinafter provided.

(ii) Mechanics of Conversion.

(A) Before any holder of Series A Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(B) Adjustments to Conversion Prices for Stock Splits and Subdivisions of Common Stock. In the event that the Corporation at any time or from time to time after the Series A Original Issue Date shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to the increase in the aggregate number of shares of Common Stock outstanding.

(C) Adjustments to Conversion Prices for Reverse Stock Splits and Combinations of Common Stock. In the event that the Corporation at any time or from time to time after the applicable Original Issue Date shall combine or consolidate, by reclassification or otherwise, its outstanding shares of Common Stock into a lesser number of shares of Common Stock, then the applicable Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to the decrease in the aggregate number of shares of Common Stock outstanding.

(D) Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section B.1(e)(ii)(B) or Section B.1(e)(ii)(C) above or a liquidation, dissolution or winding up referred to in Section B.1(b) above), the applicable Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(E) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or assets (excluding cash dividends), then, in each such case for the purpose of this Section B.1(e)(ii)(E), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(F) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section B.1(e)(ii)(F), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s Chief Executive Officer or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the new Conversion Price, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(G) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(iii) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(iv) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

(v) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a shares of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors). In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section B.1 (e)(ii)(A) above exceeds the number of shares to be converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered which are not to be converted.

(vi) Effect of Conversion. All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(vii) Notices. Any notice required by the provisions of this Section B.1(e)(vii) to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation, which notice upon any adjustment of the Conversion Price, shall state the Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(f) No Reissuance of Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

(g) Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

(h) Waiver. Any of the rights, powers, preferences or other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative vote or written consent of the holders of greater than 50% of the shares of Series A Preferred Stock then outstanding.

(i) Transfer Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner which interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(j) Amendment. This Certificate of Designation may only be amended with the prior written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and, in the event that any such amendment materially adversely affects a holder of Series A Preferred Stock in a manner disproportionate to the other holders of Series A Preferred Stock, without the prior written consent of such holder. The Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation shall have obtained the written consent to such action or omission to act, of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and, in the event that any such action or omission to act materially adversely affects a holder of Series A Preferred Stock in a manner disproportionate to the other holders of Series A Preferred Stock, without the prior written consent of such holder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Harbor BioSciences, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this 28th day of July, 2011.

HARBOR BIOSCIENCES, INC.

By:	/s/ Robert W. Weber
	Name:	Robert W. Weber
	Title:	Chief Financial Officer and Secretary